UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Gentherm Incorporated
(Name of registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT

Gentherm Incorporated (the “Company”) is providing this supplement (the “Supplement”) to its definitive proxy statement (the “Proxy Statement”) filed on April 1, 2026 with the Securities and Exchange Commission in connection with the Company’s 2026 Annual Meeting of Shareholders to be held on May 14, 2026 at 8:30 a.m. Eastern Daylight Time, and any postponement or adjournment thereof (the “annual meeting”). Capitalized terms not defined herein have the meaning set forth in the Proxy Statement.

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the annual meeting.  We encourage you to carefully read in their entirety the Proxy Statement, this Supplement and the other proxy materials previously made available to shareholders in connection with the annual meeting, all of which contain important information.

This Supplement is being filed solely to clarify the description of the effect of abstentions on Proposal 4 (Approval of the Amendment to the Gentherm Incorporated 2023 Equity Incentive Plan) set forth in the Proxy Statement. Specifically, the fourth row in the table under the heading "WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM OF BUSINESS?" on page 91 of the Proxy Statement is hereby revised in its entirety to read as follows:

HOW DO VOTES IMPACT APPROVAL OF PROPOSAL
PROPOSAL		REQUIRED APPROVAL	FOR	WITHHOLD / AGAINST	ABSTENTION	BROKER NON-VOTES
04	Approval of an Amendment to the 2023 Equity Plan to increase by 1,700,000 the maximum number of shares of common stock that may be issued pursuant to Awards granted under the 2023 Equity Plan	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	Not a vote cast

This Supplement does not otherwise change the voting standards included in the Proxy Statement or the proposals to be acted upon at the annual meeting.

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change or revoke your prior vote. Information on how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement.

This Supplement will also be made available to shareholders at www.proxyvote.com and under the Investors’ section of our website at ir.Gentherm.com under the tab “Financial Info” and under the heading “SEC Filings.”